                                                                   EXHIBIT 10.12


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of January 1, 1995 (the "Effective Date"), by and between FOJTASEK COMPANIES, INC., a Texas corporation (the "Employer"), and HORACE HICKS, an individual residing in Denton County, Texas (the "Employee"). In consideration of the covenants and agreements herein contained, Employer and Employee agree as follows:

         1. Term. Subject to the terms and conditions set forth in this Agreement, Employer hereby employs Employee, and Employee hereby accepts such employment from Employer, for a period commencing on the Effective Date, and unless earlier terminated or extended in accordance with the provisions of this Agreement, expiring on December 31, 1997.

         2. Extent of Services. During the term of this Agreement, Employee shall devote substantially all of his business time, attention and effort to the business of Employer in order to discharge his duties in a manner consistent with such reasonable policies and guidelines as may be established by Employer from time to time. Employee shall not, during the term of this Agreement, be engaged in any other business or pursuit for pecuniary advantage; provided, however, that the foregoing shall not be construed as preventing Employee from investing personal assets in such form or manner as will not require any significant services on Employee's part and will not violate any provision of this Agreement.

         3. Duties. Employee shall be employed for the term of this Agreement as the General Manager of H-R Windows, a division of Employer, and in such capacity shall perform the normal duties and exercise the normal authority presently associated with such position, subject to the general direction, approval and control of the Board of Directors of Employer (the "Board"). Employee shall perform his duties faithfully, competently, and to the best of his ability. A substantial change in the duties or authority of Employee without the prior consent of Employee shall constitute a material breach of this Agreement by Employer.

         4.      Cash Compensation.

                          (a) Salary. Subject to the other terms and conditions of this Agreement and as partial compensation for the performance of his services hereunder, Employer shall pay Employee fixed compensation at an initial annual rate of One Hundred Thousand and No/100 Dollars ($100,000) during the term of Employee's employment under this Agreement (such payment is referred to herein as "Salary"). Salary shall accrue and be payable in accordance with the normal payroll practices of Employer for executives in effect from time to time during the term hereof. All such payments shall be subject to deduction and withholding authorized or required by applicable law. The Salary shall be reviewed by the Board in December of each fiscal year and may be increased, at the sole discretion of the Board, effective on the first day of the immediately following fiscal year of Employer. Any increase in Salary shall then become the Salary payable under this Agreement.

                          (b) Incentive Bonus. Subject to the other terms and conditions of this Agreement and as further compensation for the performance of his services hereunder, Employer shall pay Employee an incentive bonus for the term of Employee's employment under this Agreement (such payment is referred to herein as the "Incentive Bonus"). The Incentive Bonus shall be equal to Three Percent (3%) of the "Division's Pre-Tax Profit" (as defined hereinbelow). All such payments shall be subject to deduction and withholding authorized or required by applicable law.


         For purposes of this Agreement, "Division's Pre-Tax Profit" shall mean, for any applicable period, the gross income of the H-R Window Division of Employer, other than capital gains, less the Division's expenses, deductions and credits directly attributable to such operations, including, but not limited to a management fee of 2% of gross sales of the Division, and management expenses reasonably allocated to such Division. In computing the Division's Pre-Tax Profit, no deduction shall be taken or allowance made for:
(i) federal or state income taxes; (ii) this Incentive Bonus, or (iii) any interest expense not directly attributable to the operations of such Division. The Division's Pre-Tax Profit for any applicable period shall be determined in accordance with generally accepted accounting principles as heretofore applied by the certified public accountants regularly engaged by Employer and except to the extent that it may be contrary to any specific provision of this Agreement, their determination of the Division's Pre-Tax Profit shall be final and conclusive on the parties hereto.

         Except as otherwise specifically provided herein,the Incentive Bonus shall be paid to the Employee on or before the later of: (i) April 10th of the fiscal year immediately following the one for which the calculation is made, or
(ii) ten (10) days following the receipt of the calculation of the Division's Pre-Tax Profit for the applicable period from the certified public accountants engaged by Employer; provided, however, that in any event the Incentive Bonus shall be paid on or before June 1st of the fiscal year immediately following the year for which the calculation of the Incentive Bonus is made. Payment of the Incentive Bonus shall be accompanied by a copy of the calculation on which the Incentive Bonus is based.

         In the event that the Incentive Bonus is not paid on or before April 10th as provided in the preceding paragraph, the Employer shall prepare an estimate of Employee's Incentive Bonus. On or before April 10th of the fiscal year immediately following the year for which the estimate of the Incentive Bonus is made, Employer shall pay to Employee seventy-five percent (75%) of the

EMPLOYMENT AGREEMENT                                                      PAGE 2

Employer's estimate of the Employee's Incentive Bonus. Such payment shall be accompanied by a copy of the calculation on which the estimate of the Incentive Bonus is based. The balance, if any, of the Incentive Bonus shall be paid as required in this paragraph 4(b).

         5. Health and Disability Insurance. Employer shall provide Employee with such health and disability insurance as is generally made available from time to time to Employer's executive officers.

         6.      Expenses.

                          (a) Reimbursement. Employer shall reimburse Employee for all items of travel, entertainment, and miscellaneous expense, including, but not limited to, car telephone expense, incurred in carrying out his duties under this Agreement. Reimbursement shall only be made against an itemized list of such expenditures signed by the Employee in such form as required by the Employer.

                          (b) Automobile. The Employer recognizes the Employee's need for an automobile for business purposes. Employer shall provide the Employee with an automobile, including all related maintenance, repairs, insurance and other costs. At Employee's request, a new automobile shall be purchased for the Employee's use when the automobile that the Employer is presently providing to Employee has either: (i) been in service for three years, or (ii) exceeded 75,000 miles. Employer's cost for a new automobile for Employee shall not exceed Twenty Five Thousand and No/100 Dollars ($25,000.00).

                          (c) Hunting Lease. The Employer recognizes the
                 Employee's need for a hunting lease for business purposes. Employer shall contribute up to Five Thousand and No/100 Dollars ($5,000) during each year of the term of this Agreement toward the cost of a hunting lease utilized by Employee in part for Employer's business purposes.


         7. Key-Man Insurance. At any time during the term of this Agreement, the Employer shall have the right to insure the life of the Employee for the Employer's sole benefit, and to determine the amount of insurance and the type of policy. The Employee shall cooperate with the Employer in taking out such insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents. The Employee shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

         8. Confidentiality. Employee acknowledges that he is being employed by Employer in a capacity in which he will receive or contribute to information not generally known, and proprietary





EMPLOYMENT AGREEMENT                                                      PAGE 3
to Employer about Employer's business, services and products (collectively, "Confidential Information"). Employee hereby acknowledges and agrees that all Confidential Information concerning the business or affairs of Employer which Employee may acquire in connection with or as a result of his association with Employer shall be and was received in strict confidence and shall be used only for the purpose of performing his duties pursuant to this Agreement and that no such Confidential Information shall be otherwise used or disclosed by Employee so long as the Employee is employed by the Employer without the prior written consent of Employer. Upon termination of Employee's employment hereunder, all Confidential Information and other documents, records, notebooks, customer lists, mailing lists, business proposals, contracts, agreements and other repositories containing information concerning Employer or the business of Employer (including all copies thereof) in Employee's possession, whether prepared by Employee or others, shall remain with or be returned to Employer.

         9. Noncompetition. Employer and Employee acknowledge that it would be difficult to maintain the confidentiality of Confidential Information if Employee were to be associated with a competitor of Employer. Accordingly, Employee covenants and agrees that, for so long as Employer pays Salary to Employee and for a period of one year thereafter, provided that Employer has not materially breached this Agreement, he will not, within the United States of America, Mexico and Canada, directly or indirectly, compete with Employer by engaging in a business which is substantially similar to the business of Employer; PROVIDED, HOWEVER, that if Employee completes the full term of this Agreement, and Employer and Employee do not agree on mutually acceptable terms for the continuation of Employee's employment by Employer, if Employee has not materially breached this Agreement, then the provisions of this paragraph 9 shall not apply and Employee shall not be restricted from engaging in competition with Employer thereafter. For the purposes of this Section 9, the following terms shall have the meanings indicated below:

                          (a) The term "compete" shall include with respect to the business of Employer, without limitation, engaging in or attempting to engage in the manufacture or distribution of windows and doors and all related products, either alone or with any individual, partnership, corporation, cooperative or association.

                          (b) The words "directly or indirectly" as they modify the word "compete" shall mean: (i) acting as an agent, representative, consultant, officer, director or employee of any entity or enterprise which is competing (as defined in this Section 9) with the business of Employer; (ii) participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor or shareholder (except as a shareholder holding less than a five percent (5%) interest in a corporation whose shares are publicly traded); or (iii) communicating to any such competing entity or enterprise any competitive non-public information concerning any past, present or identified prospective client or customer of, or supplier to, Employer.





EMPLOYMENT AGREEMENT                                                      PAGE 4

                          (c)     With the objective of obtaining the
                 successful implementation of the foregoing restrictive covenant, Employer and Employee agree that in the event such restrictive covenant should fail for lack of reasonableness, such covenant and the obligations contained therein shall be enforced to a reasonable extent.

         10. Injunctive Relief. In the event of a breach or threatened breach by Employee of any of the provisions of Sections 8 and 9 hereof, Employer shall be entitled to specific performance, injunctive relief or such other legal and/or equitable remedies as may be appropriate. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach of any of the terms and provisions of this Agreement, nor limiting its right to the recovery of damages from Employee or any other person or entity for the breach or violation of any provision of this Agreement, whether such remedy be at law or in equity.

         11.     Termination.

                          (a) Upon written notice, the Employer may immediately terminate Employee's employment for Cause (as defined hereinbelow). In such event, Employee shall be paid only Salary pro rata to the date of such termination notice (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer), and Employee shall forfeit all rights to any unpaid Incentive Bonus otherwise due to him or to which he may be entitled.


                          (b) In the event that Employee terminates his employment with Employer prior to the expiration of the term set forth in Section 1 for any reason other than a material breach of this Agreement by Employer, and Employee has not materially breached any provision of this Agreement, Employee shall be paid Salary as has been earned to the date of termination, together with the Incentive Bonus, pro-rated from the first day of Employer's then-current fiscal year to the date of Employee's termination, such Incentive Bonus to be paid within one-hundred twenty (120) days following the date of Employee's termination (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer). Any such termination of employment by Employee, and the payment of Salary and Incentive Bonus pursuant to this Section 11(b) shall be without prejudice to any rights of Employer under this Agreement.

                          (c) In the event that Employer terminates Employee other than for Cause, Employee shall continue to be paid Salary for a period of twelve (12) months, together with the Incentive Bonus, pro-rated from the first day of Employer's then-current fiscal year to the date of such termination, such Incentive Bonus to be paid within one-hundred twenty (120) days following the date of Employee's termination





EMPLOYMENT AGREEMENT                                                      PAGE 5

                 (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer), and (ii) if Employee elects to be covered under Employer's health plan, to pay Employee's cost of such coverage (on the same basis as prior to Employee's termination) for a period of twelve (12) months following Employee's termination.

                          (d) If Employee dies during the term hereof, this Agreement shall terminate, and Employer shall pay to the estate of Employee the Salary which would otherwise be payable to Employee up to the end of the month in which his death occurs (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer), together with the Incentive Bonus pro-rated from the first day of Employer's then-current fiscal year to the date of Employee's death, such Incentive bonus to be paid within one-hundred twenty (120) days following the date of Employee's death (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer).

                          (e) In the event that this Agreement or the employment of Employee is terminated, Employee shall not be obligated to mitigate his damages nor the amount of any payment provided for him in this Agreement by seeking other employment or otherwise, nor shall the Employer be entitled to a credit against any damages or other amounts owed to Employee on account of any earnings of Employee from other employment.

                          (f) For the purposes of this Agreement, "Cause" shall mean:

                                  (i)      that Employee shall have committed
                          an intentional material act of fraud or embezzlement against Employer in connection with his duties or in the course of his employment with Employer;


                                  (ii)     that Employee shall have committed
                          an intentional act of wrongful material damage to property of the Employer;

                                  (iii)    that Employee shall have committed
                          an intentional wrongful disclosure of material secrets possessed by, or material Confidential Information of the Employer;

                                  (iv) Employee shall intentionally fail to perform his duties faithfully, competently, and to the best of his ability in accordance with Section 3 hereinabove (other than due to the physical or mental disability of Employee); or,





EMPLOYMENT AGREEMENT                                                      PAGE 6

                                  (v)      any intentional and material breach
                          of this Agreement by Employee.

         For the purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed "intentional" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer.

         12. Disability. Notwithstanding anything in this Agreement to the contrary, Employer may terminate this Agreement if, during the term of the Agreement, Employee becomes disabled. For purposes of this Agreement, Employee shall be deemed to have become disabled if, because of ill health, physical or mental disability, or any other reason beyond his control, Employee shall have been unable to unwilling or shall have failed to perform his duties under this Agreement, as determined in good faith by the Board of Directors of Employer, for a period of one hundred twenty (120) days in any 12-month period. Until such determination, Employee shall be entitled to receive Salary and Incentive Bonus (if any) under this Agreement unless this Agreement is otherwise terminated pursuant to its terms. In the event Employer terminates this Agreement due to the disability of Employee, Employee shall be paid Salary pro-rata to the date of such termination, together with the Incentive Bonus, pro-rated from the first day of Employer's then-current fiscal year to the date of such termination, such Incentive Bonus to be paid within one hundred twenty
(120) days following the date of termination (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer).

         13. Change in Control. This Agreement may be assigned by the Employer in the event of a "Change in Control" as defined hereinbelow; provided, however, that the assignee shall assume in writing all of the Employer's obligations under this Agreement, in which event the Employer shall be released of all further liability and obligations hereunder. Following a "Change in Control", if the Employee is terminated by an assignee of Employer for any reason other than for "Cause" , as defined hereinabove, Employee shall be paid the following for the remaining term of this Agreement: (i) his then current Salary, and (ii) the Incentive Bonus based on an average of the Division's Pre-Tax Profit for the three preceding fiscal years of Employer. For purposes of this Agreement, "Change in Control" shall mean any of the following: (i) the sale or exchange of more than fifty percent (50%) of the issued and outstanding voting stock of Employer to any person or entity not related to or affiliated with the current shareholders of Employer; (ii) a sale of substantially all of the assets of Employer to a person or entity not related to or affiliated with the current shareholders of Employer; or, (iii) the sale of the assets of the H-R Window division of Employer to a person or entity not related to or affiliated with the current shareholders of Employer.

         14. Change of Location. At the commencement of this Agreement, the Employee shall perform his duties at the offices of the H-R Window division of Employer located at 959 Profit Drive, Dallas, Dallas County, Texas. Any change in place of performance of duties outside of Dallas County, Texas without the prior consent of Employee shall constitute a material breach of this Agreement by Employer.





EMPLOYMENT AGREEMENT                                                      PAGE 7

         15. Vacation. During the term of this Agreement, Employee shall be entitled to an annual vacation leave of two weeks at full pay. The time for such vacation shall be selected by the Employee and approved by the Employer, and it must be taken in each calendar year or it is forfeited. Employee shall not be entitled to vacation pay in lieu of vacation.

         16. Severability. Subject to Section 9(c) hereof, in the event that any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         17. Waiver. No delay or omission by either party hereto in exercising any right or power hereunder shall impair such right or power or be construed as a waiver thereof. A waiver by either of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

         18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, understandings or agreements relative hereto which are not fully expressed herein, all prior agreements with respect to the subject matter hereof being expressly superseded hereby. No change, waiver or discharge hereof shall be valid unless in writing and signed by the party against which such change, waiver or discharge is sought to be enforced.

         19. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to principles of conflicts of law).

         20. Multiple Counterparts. This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart executed by the party sought to be charged with performance hereunder.

         21. Headings and Pronouns. The subject headings of the sections contained herein are inserted for convenience only and shall not be considered in interpreting any term or provision hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to any require.

         22. Survival. Employee understands and agrees that his covenants and agreements contained in Sections 8 and 9 hereof are the essence of this Agreement and without the agreement of Employee to such covenants, Employer would not employ him and divulge to him its proprietary information developed at great cost to it. The continuation of the employment of the Employee pursuant to the terms hereof is not a condition to the survival of the covenants and provisions





EMPLOYMENT AGREEMENT                                                      PAGE 8
contained in such sections. Unless this Agreement has been terminated due to a material breach of this Agreement by Employer, all obligations and duties of Employee and, subject to the specific terms of each obligation contained herein, all rights of Employer as set forth in said sections, shall survive the termination or expiration of this Agreement.

         24.     Attorney's Fees. If any civil action, whether at law or in
equity, is necessary to enforce    or interpret any of the terms of this
Agreement, the prevailing party shall be entitled to reasonable attorney's fees, court costs and other reasonable expenses of litigation, in addition to any other relief to which such party may be entitled.

         25. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied with telephonic confirmation (with original copy sent by first class mail, postage prepaid, or delivered by hand, messenger or overnight courier) or on the third day after being mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:



         If to Employee:

         1068 Greenwood Lane
         Lewisville, Texas 75069


         With copy to:

         Martin Lowy, Esq.
         Suite 950, The Centrum
         3102 Oak Lawn
         Dallas, Texas 75219


         If to Employer:

         9001 Ambassador Row
         Dallas, Texas 75247
         Attention: Randall Fojtasek


or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.





EMPLOYMENT AGREEMENT                                                      PAGE 9

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement this 3rd day of April, 1995, to be effective as of the Effective Date.



                                  EMPLOYER:

                                  FOJTASEK COMPANIES, INC.


                                  By:  /s/ RANDALL S. FOJTASEK
                                      ---------------------------------------
                                  Name:    RANDALL S. FOJTASEK
                                  Title:   President and Chief Executive
                                           Officer





                                  EMPLOYEE:


                                  /s/ HORACE HICKS
                                  -------------------------------------------
                                  HORACE HICKS





EMPLOYMENT AGREEMENT                                                    PAGE 10